                MEDICAL AUDIT RESOURCE SERVICES, INC.

             Proposal for Comprehensive Review Services

                                                                                    SERVICES AGREEMENT

This Services Agreement ("Agreement") is made this 07 day of May 2008 by and between Medical Audit Resources, Inc. ("MARSI"), and Inform Worldwide Holdings, Inc., its affiliates and subsidiaries ("IWWI"). MARSI and IWWI may be referred to herein each as a "Party" and collectively as the "Parties".

I.              RECITALS

A.	MARSI is in the business of providing coding, quality of care and physician documentation reviews and services to the health care industry.

B.
IWWI, for itself and on behalf of its affiliates, subsidiaries and other related entities (including PrimaCare Corporation and Medical Resources, LLC), and other entities that IWWI may hereafter acquire, and on behalf of the health care providers identified in Exhibit A hereto that are managed by IWWI or an affiliate thereof and which have given their consent to be bound by this Agreement (providers which give their consent are referred to herein as the "Contracted Providers"), desires to obtain from MARS I certain services and materials on the terms and conditions set forth below.

II.              About MARSI

Medical Audit Resource Services, Inc. (MARSI) has fifteen years of experience working with physicians, managed care entities and a variety of other health care professionals, with a focus on accurate, defensible coding and clinical documentation components and how they relate to reimbursement and quality of care.

The experts at MARSI can provide assistance with the intricate complexities of coding rules and regulations, and assist management in its efforts to guide and educate its physicians in proper, efficient, accurate and comprehensive documentation.

We have provided these services to clients nationwide for nearly fifteen years. MARSI has utilized the expertise of many professionals, and experience with many healthcare systems to develop the most comprehensive review programs available. Additionally, MARSI has assembled a core team of physicians to aid in the education of physicians from a peer perspective. MARSI believes the interrelated areas of physician documentation, coding compliance and quality of patient care must be evaluated as a group.

We propose to educate, train, monitor and report on all aspects of ongoing efforts to change documentation habits of IWWI' s physicians to achieve the following results:

•	Improved patient care
•	Increased revenue
•	Decreased risk of over-coding
•	Increased identification of HCCs
•	Improved physician documentation
•	Improved team support of individual patient visits

MARSI's goal is to deliver more than is expected. During the course of this engagement we will:
•	Compare all aspects of the physician documentation with the existing diagnosis codes
•	Make recommendations for accurate correction of incorrectly coded patients
•	Educate physicians on how to improve accurate and comprehensive documentation skills

•	Reinforce to the physicians the financial considerations of accurate and comprehensive documentation

•	Consult with the plan or group to initiate permanent solutions to documentation and quality of care problems
•	Help migrate the plan or group into Comprehensive Disease Management

III.              Scope of Work

MARSI will perform statistical and algorithmic analysis of data provided by IWWI to aid in the identification of potential outlier trends. MARSI will provide specific data parameters and elements for inclusion in this data. Through the results of this analysis, MARSI will identify specific encounters for review. Additional encounters will also be selected by MARSI for inclusion in the review based on our experience and areas known to be problematic.

MARSI will provide team members on-site at the facility to scan the medical records into MARSI's server. From there, our team of professionals will review the medical record and physician documentation focusing on the following areas/components:

IV.              Services

A. HCC / Risk Adjustment
1.	Expert review
2.	Patient specific recommendation to be placed in chart
3.	Reporting for each physician and total
4.	Full reporting, including ROI

B. Quality of Care
1. Does the physician:
a)	Identify all patient problems?
b)	Consider possible diagnosis
c)	Develop a plan for each problem?
d)	Follow-up on each problem?
2.	Is the physician thorough?
3.	5% will be reviewed by MARSI physicians

C. Physician Education and Documentation Improvement, specifically;

C.
I.   Quality promoted by documentation
2.	Identification of diagnoses: facilitated by documentation.
3.	Disease management: plans and documentation
4.	Medical necessity supported by documentation
a)	Meds, procedures
b)	CPT (fee for service)

D. Ongoing Physician Compliance Program
I.    Provide physician "help line" to increase physician compliance

2.	Monitor physician compliance: monthly compliance report showing action taken on recommendations
3.	Promote physician compliance: follow-up by MARSI and IWWI staff to insure that appropriate action taken on recommendations by physicians
4.	Personal communication with physicians to increase compliance

E. Independent Audit Committee
I.	MARSI will chair and provide members to an independent audit committee which will provide the following functions:
a)	Compliance review
b)	Quality review
c)	Utilization review
d)	Medical management / Disease management
2.	MARSI and the committee will identify needs/problem areas as above
3.	Report of Findings
4.	MARSI will generate a monthly report of findings
5.	Physician/Provider Training

a) MARSI will assist in training/retraining of physicians and providers

6. Independent Audit Committee Ongoing Audit
a)	MARSI will audit for ongoing improvement based on the corrective action plan generated by the Independent Audit Committee

V.              Other Services

A. Non-Risk / Fee for Service: as mutually agreed upon I. CPT review
2.	Medical necessity reviews
3.	Documentation Improvement
4.	Physician education (over codes & under codes)

VI.              Methods & Processes

A. Scanning records
1.	Teams
2.	In-office

B. Review by MARSI experts

C. Reports
1.	Patient report to office
2.	Placed in each reviewed chart

D. Compilation to PrimaCare monthly

E. MARSI physician review
1.	Quality, etc.
2.	5% of charts
3.	Monthly summary
4.	Discussed monthly

F. Physician education
1.	Seminars
2.	One-on-One

MARSI will utilize highly skilled coding experts for the majority of the reviews, except:

A.	Any chart that the coders have determined are medically questionable will be referred to a MARSI physician;

B.	A sampling of charts (5%) may be reviewed by MARSI physicians to augment the above.
A larger sampling needs to agree upon in advance.

MARSI will utilize expert outpatient physician reviewers/educators with PCP experience and expertise. MARSI also can provide expert ER, Inpatient and specialty physician reviewers.

Provide tools to improve efficiencies in diagnosis reporting (HCC capture), therefore assuring the most appropriate reimbursement reporting.

MARSI will provide detailed reports of our findings.

MARSI will provide follow-up on physician queries.

VII.              Payments

A. Fee Minus
1.	A combination of contingency fee and front-end reimbursement.
2.	The front-end amounts are subtracted from the contingency fee.
3.	The beginning of the contingency fee is not paid until the end of the first quarter after the initial review is complete.

B. Front-End Payments
1.	Escrow $100,000 for every 1000 charts for review
2.	Monthly invoicing for actual costs (minus any portion already paid, i.e. 50% of estimated cost for each invoice from above).
3.	Specifically:
a) $45/chart - coding review/reporting.

b)	Approximately $1 O/chart - scanning fee, to be billed at actual costs plus 20%
c)	$1,500/month - Physician education, (approx 6 hours per month).

d)	$1 0,670/month - Physician review (5% of charts) $250/hour

C. Final Payment

1.	18.5% of the absolute value of MARS I recommendations for each reporting period, both undercodes and overcodes, not to exceed 30% of expected recovery.

2.	Client will not pledge MARSI's portion of funds with out written consent.
3.	Payment is made once funds are received from HMO's. Client will on a "Best Efforts Basis" contact the HMO's about reimbursement from them as well.

Example/estimate:
$26.6 million increase for 8,000 covered lives $21.3 million to IWWI
30% = $6.4 million

Total to IWWI: $16.6 million from an investment of approximately $530,000, for a 3,121% ROI per 8,000 lives

D Other payments and fees

1.	Expert testimony and preparation-coder $140/hr

2.	Expert testimony and preparation-physician $250/hr
3.
A late fee equal to 8% will assessed on any unpaid and invoiced balance which remains unpaid 30 days after due, a late fee equal to 12% will assessed on any unpaid and invoiced balance which remains unpaid 60 days after due, a late fee equal to 15% will assessed on any unpaid and invoiced balance which remains unpaid 90 days after due.

4.	Other mutually agreed upon services and fees.

VIII.              IWWl's Obligations

A. IWWI agrees to:
1.	Provide MARSI access to your information, billing records, patient records and any other information necessary for our review.

2.	Fully cooperate with MARSI so we are able to perform our review.

3.
Sign a letter stating that all the information we received is, to the best of your knowledge, complete, truthful and accurate and that all pertinent information at your disposal that is relevant and material to our review has been disclosed to us.

4.	Timely pay our fees.

5.	Follow our recommendations after proper discussion and agreement.

IX.           Miscellaneous

A The Term of the Agreement will be such that either party may cancel at anytime, upon ninety (90) days written notice.

B MARSI will notify the IWWI immediately of any areas of concern identified. MARSI will further change the parameters of the review if necessary, as mutually agreed

C This contract begins on this day noted above and below and expires at 12:01 AM on the one-year anniversary date.

D Each Party agrees that it will not, without the prior express written consent and approval of content by and of the other, issue any press release or announcement or otherwise disclose the existence or nature of this Agreement and/or proposed business arrangement. Each Party agrees to obtain written approval and consent from the other for the content of any press release or announcement issued.

E This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. Only a further writing that is duly executed by both Parties may modify this Agreement

F This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersedes all prior written or oral agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

G This Agreement has been mutually prepared, negotiated and drafted by each of the parties hereto and thereto. The parties agree that the terms of this Agreement shall be construed and interpreted against each party in the same manner and that no such provisions shall be construed or interpreted more strictly against one party on the assumption that an instrument is to be construed more strictly against the party which drafted the agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

H Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case anyone or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

I This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, legal representatives, estates, executors, administrators and heirs; without limitation of the foregoing upon any merger of IWWI in which IWWI is not the surviving entity.

J The obligations of IWWI hereunder shall be primary obligations, unconditional, absolute, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

1.
any change in the limited liability company existence, structure or ownership of IWWI or the Contracted Providers, or any insolvency, bankruptcy, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshaling of assets and liabilities or other similar events or proceedings affecting IWWI or the Contracted Providers or their assets or any resulting release or discharge of any obligation of IWWI or the Contracted Providers under this Agreement;

2.
any merger or consolidation of IWWI or the Contracted Providers into or with any person or entity, or any sale, lease or transfer of any of the assets of IWWI or the Contracted Providers to any other person or entity.

K IWWI expressly waives any and all defenses now or hereafter arising or asserted by reason of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any person or entity, including any discharge of, or bar or stay against collecting, all or any of the payment obligations (or any interest thereon) in or as a result of any such proceeding.

L MARSI is entitled to review all payer reimbursement information and documentation.
IWWI agrees to make the information and documentation readily available upon request.

M In the event either party fails to perform its obligations under this agreement, any or all elements of this contract may be immediately terminated, upon written notice, excepting any provision relating to payment of fees, expenses and contingency payments then due or scheduled to come due.

N The parties shall report any and all compliance concerns to the other party on a timely basis, in writing. This will enable the noncompliant party to take necessary steps to cure any compliance issue. Neither party will discuss compliance concerns with any other entity during the term of this agreement and for one (1) year following the expiration of this agreement.

O.
Either party may terminate this agreement, excepting any obligation for payment of fees, expenses and contingency payments, immediately, upon written notice, if the other party does not cure any compliance concerns within 90 days of the notice as defined in Section VII (N.) of this Agreement.

P The obligations of payment as defined in Section VI of this Agreement shall survive any termination or cancellation of this Agreement for any reason whatsoever.

OUR ONLY OBLIGATION UNDER THIS CONTRACT IS TO PROVIDE THE SERVICES AS DESCRIBED ABOVE AND COOPERATE, IF NECESSARY, WITH THE DEFENSE IN CASE OF AN AUDIT OR REGULATORY PROCEEDINGS.

We appreciate the opportunity of providing these services to you and look forward to speaking with you again soon.

Sincerely,

         /s/ Todd Husty          .
Todd M. Husty, Director
Medical Audit Resource Services, Inc.

The balance of this space is intentionally blank. Signature page follows.

AGREED TO AND ACCEPTED:
IWWI Corporation and Medical Resources, LLC

       /s/ Ashvin Mascarenhas  .
By : Ashvin Mascarenhas

     Its: CEO

Date: May 7 2008

AGREED TO AND ACCEPTED:
Medical Audit Resource Services, Inc.

     /s/ Todd Husty                   .
By : Todd Husty

Its : President

Date May 7, 2008